Exhibit 12.1


                            AES Eastern Energy, L.P.
            Statements Regarding Ratio of Earnings to Fixed Charges
                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                  (Amounts in Thousands, Except Ratio Amounts)


                                            Year Ended       Year Ended       Year Ended
                                           Dec. 31, 2002    Dec. 31, 2001    Dec. 31, 2000
                                           -------------    -------------    -------------
Income from Continuing Operations            $ 58,630         $ 51,865          $ 98,237

Add:  Fixed Charges                          $ 57,694           58,434            57,314
Add:  Amortization of Capitalized Interest          -                -               173
Less: Interest Capitalized                          -                -                 -
                                             --------         --------          --------
Earnings                                      116,324          110,299           155,724
                                             --------         --------          --------

Fixed Charges:
Add:  Interest expense and
      capitalized amounts (including
      construction related fixed
      charges)                                 57,694           58,434            57,314
Add: Interest capitalized                           -                -                 -
                                             --------         --------          --------
Total Fixed Charges                          $ 57,694         $ 58,434          $ 57,314
                                             =========        ========          ========

Ratio of Earnings to Fixed Charges               2.02             1.89              2.72
                                             =========        ========          ========